FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FOURTH QUARTER 2022 FINANCIAL RESULTS

•Reported Net Income Increased 48% to $3.85 Per Share
•Adjusted Net Income Increased 45% to $3.63 Per Share
•Closings Increased 3% to 8,848 Homes
•Home Sale Revenues Increased 20% to $5.1 Billion
•Homebuilding Gross Margin Increased 200 Basis Points to 28.8%
•Company Repurchased 2.4 Million Common Shares in the Quarter for $100 Million
•Year End Cash Balance of $1.1 Billion and a Debt-to-Capital Ratio of 18.7%

ATLANTA – January 31, 2023 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2022. For the quarter, the Company reported net income of $882 million, or $3.85 per share. Adjusted net income for the period was $832 million, or $3.63 per share. Adjusted net income excludes a $65 million net pre-tax benefit from adjustments to insurance related reserves and a $49 million pre-tax gain in JV income relating to the sale of commercial property, partially offset by a $31 million pre-tax charge associated with the Company’s decision to exit certain land-option agreements and a tax charge of $12 million from deferred tax valuation allowance adjustments. Prior year reported net income was $663 million, or $2.61 per share. Adjusted net income for that period was $637 million, or $2.51 per share, after excluding a $23 million net pre-tax benefit from adjustments to insurance related reserves and a tax benefit of $9 million from deferred tax valuation allowance adjustments.

“Within a rapidly evolving housing market, our organization remains focused on driving operational performance, ensuring an appropriate cadence of production, and intelligently managing our balance sheet,” said Ryan Marshall, PulteGroup President and CEO. “Consistent with this focus, our fourth quarter results show closings up 3%, with a 200-basis point increase in gross margin and a 48% increase in earnings per share. Our strong fourth quarter results allowed PulteGroup to lower its debt-to-capital ratio to 18.7% and deliver a full year return on equity of 32.9%*.”

Mr. Marshall continued, “While demographics, supply dynamics and the overall financial benefits of home ownership keep us confident about long-term demand, Federal Reserve actions to fight inflation through higher interest rates continued to impact homebuying demand in the quarter. Given these conditions, we are managing our house and land inventory to efficiently turn our assets and maximize returns, while continuing to strengthen our balance sheet and return funds to our shareholders.”

Fourth Quarter Results

For the fourth quarter, home sale revenues increased 20% over the prior year to $5.1 billion. Higher revenues for the quarter were driven by a 3% increase in closings to 8,848 homes, in combination with a 17% increase in average sales price to $571,000.

The Company’s fourth quarter home sale gross margin of 28.8%, which is an increase of 200 basis points over the prior year, reflects the strong demand and pricing environment that existed in first half of 2022. The Company’s reported fourth quarter SG&A expense of $351 million, or 6.9% of home sale revenues, includes the $65 million net pre-tax benefit from adjustments to insurance related reserves recorded in the period. Exclusive of this benefit, adjusted SG&A expense for the quarter was $416 million, or 8.2% of home sale revenues. In the prior year fourth quarter, the Company’s reported SG&A expense of $344 million, or 8.2% of home sale revenues, included a $23 million net pre-tax benefit from adjustments to insurance-related reserves recorded in the period. Exclusive of this benefit, the Company’s adjusted SG&A expense was $367 million, or 8.7% of home sale revenues.

Net new orders for the fourth quarter totaled 3,964 homes, which is a decrease of 41% from the prior year. In addition to more challenging demand conditions resulting from Federal Reserve actions to raise rates, signups in the quarter reflect elevated cancellation rates which increased to 32% in the quarter, up from 11% in the prior year. The value of net new orders in the fourth quarter was $2.1 billion, compared with $3.8 billion last year. Average community count for the fourth quarter increased 8% from the prior year to 850 communities. Unit backlog at the end of the quarter was 12,169 homes with a value of $7.7 billion.

Fourth quarter pre-tax income for the Company’s Financial Services operations was $24 million, down from $55 million in the prior year. The decrease in pre-tax income for the period reflects both a reduction in loan volumes and the more competitive pricing environment that existed for much of 2022. Lower loan volumes for the period were driven by a decline in capture rate to 75% compared with 85% in the comparable prior year period.

The Company repurchased 2.4 million of its common shares in the fourth quarter for $100 million, or an average price of $41.81 per share. In 2022, the Company repurchased 24.2 million common shares for $1.1 billion, or an average price of $44.48 per share. The 24.2 million common shares repurchased represent approximately 9.7% of shares outstanding at the beginning of 2022.

At year end, the Company’s debt-to-total capital ratio was 18.7%, down from 21.3% last year. Adjusting for the $1.1 billion of cash on hand at the end of the period, the Company’s net debt-to-total capital ratio was 9.6%.

A conference call discussing PulteGroup's fourth quarter 2022 results is scheduled for Tuesday, January 31, 2023, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events.

Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Results of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Homebuilding
Home sale revenues	$5,053,771	$4,220,441	$15,774,135	$13,376,812
Land sale and other revenues	45,518	37,217	143,144	160,538
	5,099,289	4,257,658	15,917,279	13,537,350
Financial Services	72,089	100,900	311,716	389,532
Total revenues	5,171,378	4,358,558	16,228,995	13,926,882

Homebuilding Cost of Revenues:
Home sale cost of revenues	(3,595,868)	(3,087,757)	(11,093,895)	(9,841,961)
Land sale and other cost of revenues	(29,936)	(30,699)	(119,906)	(134,013)
	(3,625,804)	(3,118,456)	(11,213,801)	(9,975,974)

Financial Services expenses	(48,040)	(45,565)	(180,696)	(168,486)
Selling, general, and administrative expenses	(350,831)	(344,220)	(1,381,222)	(1,208,698)
Loss on debt retirement	—	—	—	(61,469)
Other expense, net	17,112	5,600	(13,718)	(2,410)
Income before income taxes	1,163,815	855,917	3,439,558	2,509,845
Income tax expense	(281,584)	(192,653)	(822,241)	(563,525)
Net income	$882,231	$663,264	$2,617,317	$1,946,320

Net income per share:
Basic	$3.86	$2.61	$11.07	$7.44
Diluted	$3.85	$2.61	$11.01	$7.43
Cash dividends declared	$0.16	$0.15	$0.61	$0.57

Number of shares used in calculation:
Basic	227,200	251,636	235,010	259,285
Effect of dilutive securities	902	588	1,156	643
Diluted	228,102	252,224	236,166	259,928

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	December 31, 2022	December 31, 2021

ASSETS

Cash and equivalents	$1,053,104	$1,779,088
Restricted cash	41,449	54,477
Total cash, cash equivalents, and restricted cash	1,094,553	1,833,565
House and land inventory	11,326,017	9,047,569
Land held for sale	42,254	29,276
Residential mortgage loans available-for-sale	677,207	947,139
Investments in unconsolidated entities	146,759	98,155
Other assets	1,291,572	1,110,966
Intangible assets	135,805	146,923
Deferred tax assets	82,348	139,038
	$14,796,515	$13,352,631

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$565,975	$621,168
Customer deposits	783,556	844,785
Deferred tax liabilities	215,446	165,519
Accrued and other liabilities	1,685,202	1,576,478
Financial Services debt	586,711	626,123
Notes payable	2,045,527	2,029,043
Total liabilities	5,882,417	5,863,116
Shareholders' equity	8,914,098	7,489,515
	$14,796,515	$13,352,631

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Year Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net income	$2,617,317	$1,946,320
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	106,584	59,168
Land-related charges	66,656	12,302
Loss on debt retirement	—	61,469
Depreciation and amortization	70,918	69,953
Share-based compensation expense	42,989	36,745
Equity income from unconsolidated entities	(50,680)	(17,200)
Distributions of earnings from unconsolidated entities	49,151	2,110
Other, net	1,431	1,586
Increase (decrease) in cash due to:
Inventories	(2,256,690)	(1,266,398)
Residential mortgage loans available-for-sale	266,310	(382,813)
Other assets	(140,761)	(159,906)
Accounts payable, accrued and other liabilities	(104,759)	640,685
Net cash provided by operating activities	668,466	1,004,021
Cash flows from investing activities:
Capital expenditures	(112,661)	(72,781)
Investments in unconsolidated entities	(64,701)	(101,591)
Distributions of capital from unconsolidated entities	21,704	53,927
Business acquisition	(10,400)	(10,400)
Other investing activities, net	(5,685)	6,713
Net cash used in investing activities	(171,743)	(124,132)
Cash flows from financing activities:
Repayments of notes payable	(4,856)	(836,893)
Borrowings under revolving credit facility	2,869,000	—
Repayments under revolving credit facility	(2,869,000)	—
Financial Services borrowings (repayments), net	(39,412)	214,302
Debt issuance costs	(11,167)	—
Proceeds from liabilities related to consolidated inventory not owned	58,729	—
Payments related to consolidated inventory not owned	(5,915)	—
Stock option exercises	—	11
Share repurchases	(1,074,673)	(897,303)
Cash paid for shares withheld for taxes	(14,326)	(10,842)
Dividends paid	(144,115)	(147,834)
Net cash used in financing activities	(1,235,735)	(1,678,559)
Net decrease	(739,012)	(798,670)
Cash, cash equivalents, and restricted cash at beginning of period	1,833,565	2,632,235
Cash, cash equivalents, and restricted cash at end of period	$1,094,553	$1,833,565

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$1,797	$10,856
Income taxes paid, net	$641,948	$457,406

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
HOMEBUILDING:
Home sale revenues	$5,053,771	$4,220,441	$15,774,135	$13,376,812
Land sale and other revenues	45,518	37,217	143,144	160,538
Total Homebuilding revenues	5,099,289	4,257,658	15,917,279	13,537,350

Home sale cost of revenues	(3,595,868)	(3,087,757)	(11,093,895)	(9,841,961)
Land sale cost of revenues	(29,936)	(30,699)	(119,906)	(134,013)
Selling, general, and administrative expenses	(350,831)	(344,220)	(1,381,222)	(1,208,698)
Loss on debt retirement	—	—	—	(61,469)
Other income (expense), net	17,112	5,660	(14,928)	(3,081)
Income before income taxes	$1,139,766	$800,642	$3,307,328	$2,288,128

FINANCIAL SERVICES:
Income before income taxes	$24,049	$55,275	$132,230	$221,717

CONSOLIDATED:
Income before income taxes	$1,163,815	$855,917	$3,439,558	$2,509,845

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Home sale revenues	$5,053,771	$4,220,441	$15,774,135	$13,376,812

Closings - units
Northeast	588	677	1,614	1,963
Southeast	1,699	1,449	5,105	4,956
Florida	2,088	2,026	6,928	6,640
Midwest	1,400	1,393	4,579	4,397
Texas	1,568	1,597	5,692	5,617
West	1,505	1,469	5,193	5,321
	8,848	8,611	29,111	28,894
Average selling price	$571	$490	$542	$463

Net new orders - units
Northeast	254	347	1,300	1,798
Southeast	819	1,082	4,535	5,092
Florida	1,241	1,965	6,139	8,416
Midwest	581	950	3,241	4,886
Texas	664	1,195	4,382	5,663
West	405	1,230	3,680	5,884
	3,964	6,769	23,277	31,739
Net new orders - dollars	$2,146,813	$3,773,638	$13,589,392	$16,442,441

			December 31,
			2022	2021
Unit backlog
Northeast			474	788
Southeast			1,906	2,476
Florida			4,641	5,430
Midwest			1,350	2,688
Texas			1,789	3,099
West			2,009	3,522
			12,169	18,003
Dollars in backlog			$7,674,068	$9,858,811

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
MORTGAGE ORIGINATIONS:
Origination volume	5,192	6,131	18,186	21,213
Origination principal	$2,095,529	$2,267,195	$7,105,486	$7,454,108
Capture rate	74.8%	85.0%	77.6%	85.8%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Interest in inventory, beginning of period	$143,669	$175,243	$160,756	$193,409
Interest capitalized	33,894	31,571	130,051	129,380
Interest expensed	(40,301)	(46,058)	(153,545)	(162,033)
Interest in inventory, end of period	$137,262	$160,756	$137,262	$160,756

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including net income, diluted earnings per share ("EPS"), operating margin, and debt-to-capital ratio. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

Reconciliation of Adjusted Net Income and Adjusted EPS

		Three Months Ended
		December 31,
	Results of Operations Classification	2022	2021

Net income, as reported		$882,231	$663,264
Adjustments to income before income taxes:
Write-offs of pre-acquisition costs	Other income (expense)	31,083	*
Gain on sale of property at an unconsolidated entity	Other income (expense)	(49,099)	—
Insurance-related adjustments	SG&A	(65,083)	(22,647)
Income tax effect of the above items	Income tax expense	20,418	5,524
Income tax adjustments	Income tax expense	12,332	(8,832)
Adjusted net income		$831,882	$637,309

EPS (diluted), as reported		$3.85	$2.61
Adjusted EPS (diluted)		$3.63	$2.51

*Item not meaningful for the period presented

Operating Margin

	Three Months Ended
	December 31,
	2022		2021
Home sale revenues	$5,053,771		$4,220,441

Gross margin (a)	$1,457,903	28.8%	$1,132,684	26.8%

SG&A, as reported	$350,831	6.9%	$344,220	8.2%
Insurance-related adjustments	65,083	1.3%	22,647	0.5%
Adjusted SG&A	$415,914	8.2%	$366,867	8.7%

Operating margin, as reported (b)		21.9%		18.7%
Adjusted operating margin (c)		20.6%		18.1%

*Item not meaningful for the period presented
(a) Gross margin represents home sale revenues less home sale cost of revenues
(b) Operating margin represents gross margin less SG&A
(c) Adjusted operating margin represents gross margin less adjusted SG&A

Debt-to-Capital Ratios
	December 31,
	2022	2021
Notes payable	$2,045,527	$2,029,043
Shareholders' equity	8,914,098	7,489,515
Total capital	$10,959,625	$9,518,558
Debt-to-capital ratio	18.7%	21.3%

Notes payable	$2,045,527	$2,029,043
Less: Total cash, cash equivalents, and restricted cash	(1,094,553)	(1,833,565)
Total net debt	$950,974	$195,478
Shareholders' equity	8,914,098	7,489,515
Total net capital	$9,865,072	$7,684,993
Net debt-to-capital ratio	9.6%	2.5%